Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, Georgia 31750
(229) 426-6002

Colony Bankcorp, Inc. Announces New Banking Facility in Savannah/Chatham County, Georgia

FITZGERALD, GA., September 20, 2005 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced that its’ wholly-owned subsidiary, Colony Bank Southeast, located in Douglas, Georgia opened a new 7,400 square foot banking facility in Savannah, Georgia yesterday. The new office located at 7011 Hodgson Memorial Drive will serve the Savannah/Chatham County market and will operate under the trade name Colony Bank. Colony Bank has operated a loan production office located in the Landmark Building at 6600 Abercorn Street since March 2004 and will now move that operation to the new facility.

Al D. Ross, President and CEO of Colony Bank Southeast, stated, “Colony is excited about the growth opportunities as it opens its’ first full-service banking office in Savannah. The Savannah office will be under the direction of twenty-year veteran banker Mike Miller, Savannah City President, and Senior Vice Presidents, Thomas R. Lightfoot and Jamie Chisolm.” In addition to the Savannah office, Colony Bank Southeast with total assets of approximately $145 million currently has three offices in the Coffee County, Georgia market. Colony Bankcorp, Inc. has approximately $1.050 billion in total consolidated assets.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-eight offices located in South and Central Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.